EXHIBIT 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Auth0, Inc. 2014 Equity Incentive Plan and Auth0, Inc. Phantom Unit Plan of Okta, Inc. of our reports dated March 4, 2021, with respect to the consolidated financial statements of Okta, Inc. and the effectiveness of internal control over financial reporting of Okta, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2021, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Francisco, California

May 7, 2021